Exhibit 10.1
TRANSITION AGREEMENT
This Transition Agreement (“Agreement”) is made between Dynatrace LLC, a Delaware corporation (the “Company”), Dynatrace, Inc., the parent of the Company (“Parent”) and John Van Siclen (the “Executive”). Terms with initial capitalization not otherwise defined shall have the meanings ascribed to such terms in the Employment Agreement (as defined below).

WHEREAS, the Executive serves as the Company’s Chief Executive Officer (“CEO”) and desires to resign his employment with the Company effective as of the first day of employment of the Company’s new Chief Executive Officer (the “New CEO”), which is expected to be no later than December 13, 2021;

WHEREAS, the Board of Directors of Parent (the “Board”) values the Executive’s services to the Company and would like to make this executive transition as smooth as possible;

WHEREAS, the Company and the Executive entered into an Employment Agreement made effective as of the effectiveness of the Company’s Form S-1 Registration Statement with the U.S. Securities and Exchange Commission (the “Employment Agreement”);

WHEREAS, pursuant to the Employment Agreement, the Company and Executive each retained the right to end the Executive’s employment by the Company without any breach of the Employment Agreement under the circumstances set forth in Section 3 of the Employment Agreement, including a resignation by the Executive; and

WHEREAS, if the Executive enters into, does not revoke and complies with this Agreement, the Executive’s employment under this Employment Agreement will end and the Executive shall continue his relationship with the Company following the ending of his employment as a consultant as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Ending of Employment
(a)The Executive shall continue to serve as the Company’s CEO until the date that the New CEO commences employment with the Company, which is expected to be no later than December 13, 2021 (such actual date, the “Transition Date”). Effective as of the Transition Date, the Executive hereby resigns his employment from the Company and from the Board and from any related positions with the Company, the Parent and any subsidiaries of the Company). The Executive agrees to execute any additional documents requested by the Company or any controlled entities necessary to effectuate such resignations.

(b)From the date hereof through the Transition Date, the Executive shall continue to serve as CEO of the Company, shall continue to work cooperatively and professionally with the Board and his colleagues and will (i) be paid his Base Salary, (ii) remain eligible to participate in the Company’s group employee benefit plans, subject to the terms and conditions of those plans and (iii) continue to vest in his outstanding equity awards consistent with the Company’s applicable equity incentive plan(s) and the applicable award agreement(s) (collectively, the “Equity Documents”).

(c)The Company shall pay or provide to the Executive (i) any Base Salary earned through the Transition Date; (ii) unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of the Employment Agreement); and (iii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Transition Date, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans(collectively, the “Accrued Obligations”). The Executive shall also be provided with information regarding the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) under separate cover.

(d)The parties acknowledge and agree that all notice obligations under Section 4(a) of the Employment Agreement have been satisfied. The Executive acknowledges and agrees that the ending of his employment is a termination by him other than for Good Reason for purposes of the Employment Agreement. The Executive further acknowledges and agrees that the payments and benefits set forth in this Agreement are the exclusive payments and benefits to be provided to the Executive in connection with the ending of his employment, and that he is not entitled to any other severance pay, benefits or equity rights, including without limitation pursuant to the Employment Agreement or any severance plan, or program or arrangement.

2.Post-Employment Consulting
(a)If the Executive (i) enters into, does not revoke and complies with this Agreement and (ii) does not resign his employment and is not terminated by the Company for Cause, in either case prior to the Transition Date (the “Conditions”), then immediately following the Transition Date, the Executive shall become a consultant to the Company and provide consulting services on an as-needed basis to the Company, working with the New CEO and at his request and direction (the “Consulting Services”) until May 31, 2022, unless the Company sooner terminates the Consulting Services for Cause or the Executive terminates the Consulting Services for any reason (such actual period, the “Consulting Period”).
(b)The Company shall pay the Executive a consulting fee of $50,000 per month during the Consulting Period, pro-rated for any partial months. The Company shall pay the monthly consulting fee within 30 days after its receipt of an invoice containing a brief description of the Consulting Services performed during the applicable invoice period, as well as any other information reasonably requested by the Company. The Executive shall be solely responsible for payment of all charges and taxes arising from his relationship to the Company as an independent contractor. In conjunction with such Consulting Services, the Executive will be reimbursed for all pre-approved reasonable expenses that he incurs to perform such Consulting Services, subject to him providing documentation of such expenses consistent with Company policy.
(c)During the Consulting Period, the Executive shall be a “Consultant” and shall have an ongoing “Service Relationship” as those terms are defined in the Equity Documents. For the avoidance of doubt, there will be no break in the Executive’s Service Relationship with the Company for purposes of continued vesting.
(d)For acts or omissions of the Executive occurring during the Consulting Period, the Executive shall continue to be entitled to indemnification during the Consulting Period and for a period of ten years after the Transition Date, subject to the terms of the Executive’s Indemnification Agreement with the Company (the “Indemnification Agreement”), and shall continue to be a covered person under any applicable insurance policy, during the Consulting Period and for a period of ten years after the Transition Date.
(e)During and after the Consulting Period, the Executive shall maintain the confidentiality of all of the Company’s, Parent’s and their respective affiliates’ non-public, confidential information. This obligation is supplemental to, and not in lieu of, the Executive’s Continuing Obligations (as defined below).
3.Extended Exercise Period. The Executive shall cease vesting in his equity awards on the last day of his Service Relationship with the Company (as defined in the Equity Documents). If the Executive satisfies the Conditions, then his stock options that are vested as of the last day of the Consulting Period will be exercisable until the earlier of (A) 12 months following the last day of the Consulting Period, and (B) the original 10-year expiration date for such vested options as provided in the applicable Equity Documents (the “Extended Exercise Period”).
4. 2022 Bonus Compensation. If the Executive satisfies the Conditions, then he will be eligible for his fiscal 2022 annual bonus(the “2022 Bonus”), to be paid to the Executive if and when other executives receive their 2022 bonuses, which will be no later than May 15, 2022. The amount of the 2022 Bonus will be determined by the Board or the Compensation Committee thereof.
5.Benefits. If the Executive satisfies the Conditions, then for the twelve (12) month period immediately following the Transition Date, the Company shall arrange to provide the Executive life, disability, accident and health insurance benefits substantially similar to those provided to the Executive and his dependents immediately prior to the Transition Date, at a no greater after-tax cost to the Executive than the after-tax cost to the Executive immediately prior to the Transition Date. Benefits otherwise receivable by the Executive pursuant to this Section 5 shall be reduced to the extent benefits of the same type are received or made available to the Executive during the twelve (12) month period following the Transition Date (and any such benefits received by or made available to the Executive shall be reported to the Company by the Executive); provided, however, that the Company shall reimburse the Executive for the excess, if any, of the after tax cost of such benefits to the Executive over such cost immediately prior to the Transition Date. The benefits described in this Section 5 are referred to herein as the “Benefits”.
6.General Release. In consideration for, among other terms, the opportunity to continue the Executive’s service relationship and receive the associated consulting fees and vesting during the Consulting Period, and to receive the Extended Exercise Period, the 2022 Bonus and the Benefits, to which the Executive acknowledges he would not otherwise be entitled, the Executive irrevocably and unconditionally releases and forever discharges the Company, Parent, all of their respective affiliated and related entities, each of the foregoing’s respective predecessors, successors and assigns, employee benefit plans and the fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants, fiduciaries and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown, that, as of the date when the Executive signs this Agreement, he has, ever had, now claims to have or ever claimed to have had against any or all of the Releasees (“Claims”). This release includes, without limitation, the complete waiver and release of all Claims: arising in connection with or under the Employment Agreement, the Prior Agreement or any other agreement between the Executive and any of the Releasees; of breach of express or implied contract; of wrongful termination of employment, whether in contract or tort; of intentional, reckless or negligent infliction of emotional distress; of breach of any express or implied covenant of employment, including the covenant of good faith and fair dealing; of interference with contractual or advantageous relations, whether prospective or existing; of deceit or misrepresentation; of discrimination or retaliation under federal, state or local law, including, without limitation, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act or the Massachusetts Fair Employment Practices Act, each as amended; under any federal, state, local or foreign statute, rule, ordinance or regulation; of promissory estoppel or detrimental reliance; of violation of public policy; for wages, bonuses, incentive compensation, vacation pay or any other compensation or benefits, whether under the Massachusetts Wage Act, or otherwise; for fraud, slander, libel, defamation, disparagement, personal injury, negligence, compensatory or punitive damages, or any other Claim for damages or injury of any kind whatsoever; and for monetary recovery, injunctive relief, attorneys’ fees, experts’ fees, medical fees or expenses, costs and disbursements. The Executive understands that this general release of Claims includes, without limitation, any and all Claims related to the Executive’s employment by the Company (including without limitation, any Claims against the Company or Parent in respect of any stock-based awards of any kind) and the termination of his employment, and all Claims as a stockholder or option holder arising up to and through the date that the Executive signs this Agreement. The Executive understands that this general release does not extend to any rights or claims that may arise out of acts or events that occur after the date on which the Executive signs this Agreement, or to Claims that cannot be released as a matter of law. The Executive represents that he has not assigned to any third party and has not filed with any agency or court any Claim released by this Agreement. This release does not affect the Executive’s rights or obligations under this Agreement, nor shall it affect the Executive’s rights, if any, to indemnification by the Company pursuant to the Company’s organizational documents or, if applicable, the Indemnification Agreement, or coverage, if any, under applicable directors’ and officers’ insurance policies.
7.Restrictive Covenants and Continuing Obligations
(a)Restrictive Covenants Agreement. The Executive acknowledges and agrees that the restrictive covenants set forth in Schedule 1 attached hereto (the “Restrictive Covenants Agreement”) were previously agreed to by the Executive for good and valuable consideration, are reasonable, have been in effect during his employment with the Company and remain in full force and effect. The terms of Schedule 1 are incorporated by reference herein.
(b)Return of Property. The Executive shall, upon the earlier of the end of the Consulting Period or a request by the Company, immediately return to the Company all

Company property, including, without limitation, his Company laptop, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships (“Company Property”), without deleting or altering any Company or customer information. After returning all Company Property, the Executive commits to deleting and finally purging any duplicates of files or documents that may contain Company or customer information from any non-Company computer or other device that remains the Executive’s property after the Transition Date. The obligations contained in this Section 7(b) are supplemental to, and not in lieu of, any return of property obligations the Executive has pursuant to the Restrictive Covenants Agreement.
(c)Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company, and (ii) the investigation, whether internal or external, of any matters about which the Company believes the Executive may have knowledge or information. The Executive’s full cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available to meet with counsel to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 7(c).
(d)Noncompetition. In order to protect the Company’s proprietary information and goodwill, and in connection with the Executive’s separation from employment with the Company, the Executive agrees that until May 31, 2023 (the “Restricted Period”), the Executive shall not, anywhere in the world, commence employment with or render services, directly or indirectly, in any capacity, to any Competing Organization. “Competing Organization” means any person, entity or organization engaged in or with specific plans, of which the Executive has direct knowledge, to become engaged in research on, or development, production, marketing or selling of a Competing Product. “Competing Product” means any product, process or service of any person, entity or organization other than the Company, Parent or their affiliates, whether or not in existence, that competes or is likely to compete, directly or indirectly, with a product, process or service that is or was being developed, sold or marketed by the Company, Parent or their affiliates during the twenty-four (24) month period immediately preceding the ending of the Consulting Period. The Executive acknowledges that this covenant is necessary because the Company’s legitimate business interests cannot be adequately protected solely by the other covenants in this Agreement.
(e)Non-Disparagement. Subject to Section 10 of this Agreement, the Executive agrees not to take any action or make any statements (whether written, oral, through social or electronic media or otherwise) that are disparaging about or adverse to the business interests of the Company, Parent or any of the Releasees. The Executive further agrees not to take any actions or conduct himself in any way that would reasonably be expected to affect adversely the reputation or goodwill of the Company or any of the Releasees.
8.Continuing Obligations; Injunctive Relief. The Executive acknowledges that the opportunity to continue his service relationship during the Consulting Period and receive the associated consulting fees and vesting, as well as to receive the Extended Exercise Period, the 2022 Bonus and the Benefits, is conditioned on his full compliance with Section 7 of this Agreement and the Restrictive Covenants Agreement (collectively, the “Continuing Obligations”). In the event that the Executive fails to comply with any of the Continuing Obligations, then in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to immediately terminate the Consulting Period, to terminate the Extended Exercise Period, the 2022 Bonus and the Benefits and/or to seek recovery of any previously paid compensation to the Executive under this Agreement (other than the Accrued Obligations). Such termination in the event of a breach by the Executive shall not affect the general release in Section 6 of this Agreement or the Executive’s obligation to comply with the Continuing Obligations. Further, the Executive agrees that any breach of the Continuing Obligations is likely to cause the Company substantial and irrevocable damage and therefore, in the event of such breach, the Company, in addition to such other remedies which may be available, will be entitled to specific performance and other injunctive relief, without the posting of a bond. If the Executive violates the Continuing Obligations, in addition to all other remedies available to the Company at law, in equity and under contract, the Executive agrees that the Executive is obligated to pay all the Company’s costs of enforcement of this Agreement, including reasonable attorneys’ fees and expenses.
9.Advice of Counsel. This Agreement is a legally binding document and the Executive’s signature will commit the Executive to its terms. The Company advises the Executive to consult with an attorney prior to signing this Agreement. The Executive acknowledges that he has carefully read and fully understands all of the provisions of this Agreement and that he is knowingly and voluntarily entering into this Agreement. In signing this Agreement, the Executive is not relying upon any promises or representations made by anyone at or on behalf of the Company.
10.Protected Disclosures. Nothing in this Agreement or otherwise limits the Executive’s (i) obligation to testify truthfully in any legal proceeding; (ii) right to file a charge or complaint with any federal agency or any state or local governmental agency or commission (together, a “Government Agency”); or (iii) ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency. If the Executive files any charge or complaint with any Government Agency and if the Government Agency pursues any claim on the Executive’s behalf, or if any other third party pursues any claim on the Executive’s behalf, the Executive waives any right to monetary or other individualized relief (either individually or as part of any collective or class action); provided that nothing in this Agreement limits any right the Executive may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.
11.Time for Consideration; Effective Date. The Executive acknowledges that he has been given the opportunity to consider this Agreement for 21 days before executing it (the

“Consideration Period”). To accept this Agreement, the Executive must return a signed, unmodified original or PDF copy of this Agreement so that it is received by the undersigned at or before the expiration of the Consideration Period. If the Executive signs this Agreement before the end of the Consideration Period, the Executive acknowledges that such decision was entirely voluntary and that the Executive had the opportunity to consider this Agreement for the entire Consideration Period. For the period of seven (7) business days from the date when the Executive signs this Agreement, the Executive has the right to revoke this Agreement by written notice to the undersigned, provided that such notice is delivered so that it is received at or before the expiration of the seven (7) business day revocation period. This Agreement shall not become effective or enforceable during the revocation period. This Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”). Notwithstanding the foregoing, the Company may withdraw the offer of this Agreement or may void this Agreement before the Effective Date if the Executive breaches any provision contained in this Agreement (including any provision of the Restrictive Covenants Agreement).
12.Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
13.Entire Agreement. This Agreement, together with the Restrictive Covenants Agreement, constitutes the entire agreement between the parties concerning the subject matter of this Agreement, and supersedes and replaces any and all prior agreements and understandings between the parties concerning the subject matter hereof, including, without limitation, the Employment Agreement, provided that the Equity Documents (subject to the terms of this Agreement) and the Indemnification Agreement shall continue to be in full force and effect.
14.Waiver; Amendment. No waiver of any provision of this Agreement, including the Continuing Obligations, shall be effective unless made in writing and signed by the waiving party. The failure of the Company to require the performance of any term or obligation of this Agreement or the Continuing Obligations, or the waiver by the Company of any breach of this Agreement or the Continuing Obligations shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may not be modified or amended except in a writing signed by both the Executive and a duly authorized officer of the Company.
15.Taxes. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or withholding from any payment or benefit.

16.Section 409A. To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-l(h). The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
17.Acknowledgment of Wage and Other Payments. The Executive acknowledges and represents that, except as expressly provided in this Agreement, the Executive has been paid all wages, bonuses, compensation, benefits and other amounts that any of the Releasees has ever owed to the Executive.
18.Consent to Jurisdiction. The parties hereby consent to the jurisdiction of the state and federal courts of the Commonwealth of Massachusetts. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.
19.Interpretation. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either party or the “drafter” of all or any portion of this Agreement.
20.Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles thereof. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.
21.Assignment; Successors and Assigns. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including the Restrictive Covenants Agreement) without the Executive’s consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization or consolidation, into which the Company merges or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of the Executive’s and the Company’s respective successors, executors, administrators, heirs and permitted assigns. In the event of the Executive’s death after the Executive’s termination of employment but prior to the completion by the Company of all payments due to the Executive under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to the Executive’s death (or to the Executive’s estate, if the Executive fails to make such designation).
22.Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date(s) indicated below.

DYNATRACE LLC

By: /s/ Craig Newfield
Name: Craig Newfield
Title: SVP & General Counsel

Date: 11/15/2021

DYNATRACE, INC.

By: /s/ Jill Ward
Name: Jill Ward
Title: Chair of the Board of Directors

Date: 11/15/2021

EXECUTIVE

/s/ John Van Siclen
John Van Siclen

Date: 11/12/2021

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